Exhibit 99.1

Valley Financial Corporation▲
                                                                                                                             ____________________________________________________________

FOR RELEASE 4:00 p.m. January 31, 2013

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION
 REPORTS THIRD CONSECUTIVE YEAR OF RECORD EARNINGS;
 DECLARES QUARTERLY CASH DIVIDEND

ROANOKE, VIRGINIA (January 31, 2013) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the year ended December 31, 2012 and reported record net income of $6,489,000 and diluted earnings per share of $1.14.  The results represent an increase of $801,000 or 14% increase over the previous year’s then-record net income of $5,688,000.  After deducting dividends and discount accretion on preferred stock from net income, net income available to common shareholders increased 17% to $5,503,000 as compared to $4,720,000 for the prior year. Return on average total assets was 0.83% and return on average shareholder’s equity was 10.31% as compared to 0.73% and 9.88% respectively, for 2011.

Additionally, the Company announced today that its Board of Directors declared a quarterly cash dividend of $0.035 per share, payable on March 1, 2013 to its common shareholders of record on February 15, 2013. The amount and declaration of future cash dividends are subject to Board of Director’s approval.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial Corporation stated, “2012 has been a very good year for Valley Financial Corporation and our shareholders.  We produced a third record year of earnings, reinstated our quarterly cash dividend to our common stock shareholders and redeemed 10% of preferred stock held by the US Treasury through organic earnings. Additionally, we were successful in increasing our outstanding loans by over $33 million, or 7% over the prior year, a significant achievement given the state of the current economic environment.”

Select highlights:
•	Record net income of $6,489,000 and $1.14 per diluted share, producing a return on average total assets of 0.83% and annualized return on average shareholder’s equity of 10.31%.
•	Increase in loans outstanding of $33,367,000 or 7% over the prior year.
•	Increase in net interest margin of 18 basis points to 3.57% as compared to the 3.39% reported for 2011.
•	Noninterest income growth of $1,281,000 or 32% as compared to the prior year. Excluding gains realized on sale of investments, noninterest income grew $1,107,000 or 37% for the year.
•
Excluding foreclosed asset expense (where OREO write-downs are recorded), noninterest expense increased just $299,000 or 2% when compared to the prior year.  Total noninterest expense increased $1,333,000 or 6% in 2012 as compared to 2011.

•	Book value per share increased 12% from $9.29 to $10.38 year over year.

Net income for the three-month period ended December 31, 2012 was $1,264,000 compared to record net income of $1,801,000 for the same period last year, a decrease of $537,000, or 30%.  After the dividend on preferred stock and accretion on discounts on warrants, net income available to common shareholders for the fourth quarter was $1,012,000 or $0.21 per diluted common share, as compared to net income to common shareholders of $1,559,000 or $0.33 per diluted common share for the same period last year. Return on average total assets for the fourth quarter of 2012 was 0.65% and return on average shareholders’ equity was 7.76%, compared with 0.94% and 12.13% respectively for the same period in 2011.

Gutshall stated “Our fourth quarter results were impacted by a strategic initiative to reduce our nonperforming assets by positioning certain OREO assets for quick sale during the first half of 2013.  Strong earnings performance in 2012, along with gains from our investment portfolio, offset some of the impact of the write-downs taken during the fourth quarter as part of this initiative.  The net effect reduced our net income by approximately $211,000 for the quarter.  Our focus for 2013 will be to continue, subject to continued regulatory approval, quarterly TARP redemption payments through organic earnings, asset quality improvement driven by a significant reduction in our non-performing assets, as well as increased loan and deposit growth.”

CAPITAL LEVELS STRONG AND IMPROVING
Valley Financial Corporation’s capital levels remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 13.5% and 14.8%, respectively, at December 31, 2012, improved from the 13.4% and 14.6% reported at December 31, 2011.  Gutshall stated, “While our 2013 business plan includes the continuation of the quarterly cash dividend to common stockholders and quarterly TARP redemption payments, we remain committed to maintaining a strong capital position and decisions by our Board to make future dividend and redemption payments will be made based upon continued earnings performance.”

ASSET QUALITY IMPROVES FROM LINKED QUARTER
The Company’s ratio of non-performing assets as a percentage of total assets decreased 24 basis points to 4.20% as compared to the 4.44% reported at September 30, 2012; however, increased 58 basis points as compared to 3.62% one year earlier.  In comparison to the prior year, nonaccrual loans have decreased by $1.5 million to $7.2 million; troubled debt restructurings have increased by $896,000 to $3.2 million; foreclosed assets have increased $4.3 million to $21.4 million and loans past due over 90 days and still accruing interest have increased $397,000 to $401,000.

Gutshall stated, “Our ratio of non-performing assets to total assets remains higher than desired.  As noted earlier, we implemented the first phase of a non-performing asset reduction strategy during the fourth quarter to position certain foreclosed assets for quick sale during the first half of 2013.  As a result, we wrote down certain properties by a total of $1,353,000 during the fourth quarter and offset those write-downs with $1,033,000 in securities gains.  We have already begun to see traction as we currently have three properties under contract for prices at or above the current carrying values.  We anticipate all three to close during the first quarter of 2013.”

The Company recorded a $451,000 provision for loan losses for the fourth quarter of 2012 as compared to a negative provision of $201,000 for the same period last year.  Net charge-offs as a percentage of average loans receivable was 0.17% for the fourth quarter of 2012, compared to 0.08% for the third quarter of 2012 and to 0.03% for the same quarter in the prior year.  Net charge-offs for the quarter ended December 31, 2012 were $939,000, in comparison to $443,000 for the third quarter of 2012 and $162,000 for the same quarter one year ago.  Net charge-offs for the year ended December 31, 2012 totaled $2.0 million in comparison to $1.6 million for last year.

The ratio of allowance for loan losses (ALLL) as a percentage of total loans decreased from 1.90% at December 31, 2011 and from 1.58% at September 30, 2012 to 1.49% at December 31, 2012.  The reduction in the allowance from September 30, 2012 is due to the charge-off of previously established specific reserves approximating $778,000 and an additional $166,000 in new valuation losses identified during the quarter.  The charge-offs were all related to properties which moved to foreclosure during the quarter or were in the foreclosure process at year-end.  These charge-offs were offset by the $451,000 provision taken during the fourth quarter.

The reduction in ALLL year over year is a result of the following factors:
•
The Company experienced a $15.1 million reduction in its level of Watch-List loans from 2011 to 2012 and a $9.2 million reduction in its level of impaired loans.  The Company continues to work through the problem loan portfolio through successful resolution, charge-offs and foreclosures.

•
The Company’s historical loss factors declined significantly at December 31, 2012 as compared to December 31, 2011 due to the reduction and stabilization of historical charge-offs during the 8 quarter look-back period used for the allowance determination.  As a result, the reserve requirement for the historical valuation section of the allowance calculation decreased by approximately $1.0 million at the low end of the range and $1.8 million at the high end of the range.

•	The Company decreased its risk assessment from high to medium for the current industry conditions risk factor as a result of the continued improving trends in the banking industry.

At December 31, 2012, the Company’s total reserves amounted to $8,060,000 of which $1,358,000 are specific reserves on impaired loans and $6,702,000 are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.  Total reserves represented 112% of the non-accrual loan balances as of December 31, 2012 and December 31, 2011.

CONTINUED LOAN GROWTH AND NONINTEREST BEARING DEPOSIT GROWTH
At December 31, 2012, the Company’s total assets were $764.6 million, total loans stood at $542.0 million, total investments were $150.5 million, total deposits were $621.1 million and total shareholders' equity was $64.2 million. Compared with December 31, 2011, the Company’s total assets decreased $8.9 million or 1%, while total loans increased $33.4 million or 7% and total investments decreased $38.8 million or 20%.  Additionally, deposits decreased by $9.6 million or 2% and total equity increased $4.1 million or 7%.

Average loans for the fourth quarter of 2012 were $541.9 million, up 1% or $3.8 million as compared to the third quarter of 2012 while average securities were $156.3 million, down $24.6 million, or 14%, as compared to the third quarter of 2012.  Average deposits were $614.3 million, down $22.7 million or 4% as compared to the $637.0 million for the third quarter of 2012.

Gutshall noted, “While our total deposits have declined year over year, we are quite pleased with the continued shift in our overall deposit mix to more transactional accounts.  We achieved record annual growth in our noninterest bearing deposits of $22.7 million or 32%, while our interest bearing and money market deposit accounts grew by $16.4 million.  These increases were offset by a decline of $48.7 million in certificates of deposit.  These successful initiatives were the primary reasons for the significant increase in the Company’s net interest margin. Additionally, we are quite pleased and encouraged by our 2012 loan growth as well as the strength and quality of our loan pipeline as we head into 2013.”

NET INTEREST INCOME IMPROVES
The Company’s net interest income was $25.6 million for the year ended December 31, 2012, an increase of $1.3 million or 6% compared to same period last year.  The Company’s net interest margin was 3.57% for the year ended December 31, 2012, up 18 basis points compared to the 3.39% reported for last year. The increase in net interest margin is the result of funding cost reductions as the Company’s average cost of funds during 2012 was 0.85%, down 32 basis points from the 1.17% reported in the same period last year.  Gutshall commented, “Continued margin expansion will be difficult due to the downward pressure we are seeing on yields in both our loan and investment portfolios.”

STRONG NONINTEREST INCOME
Noninterest income increased $1.3 million or 32% for the year ended December 31, 2012 compared to the same period last year.  Excluding gains taken on the sale of securities, noninterest income improved $1.1 million or 37%, led by the Company’s mortgage and wealth management divisions. Mortgage fee income increased $387,000 or 129% while brokerage fee income increased $318,000 or 71% year over year.  Additionally, the Company’s service charge income also increased by $196,000 or 14% in comparison to the prior year.

CONTINUED NONINTEREST EXPENSE MANAGEMENT
Non-interest expense for year ended December 31, 2012 totaled $21.5 million, up $1.3 million or 7% as compared to the prior year, due primarily to the non-performing asset reduction strategy implemented during the quarter.  The Company’s efficiency ratio for 2012 was 68.2%, as compared to 69.8% for the last year.  Specific items to note are as follows:

•
Compensation expense increased by $1.7 million as a result of equity and merit increases for all employees which went into effect January 1, 2012, increased commissions in our Mortgage and Valley Wealth Management areas and increased incentive and profit sharing and bonuses based upon the Company’s record performance;

•
Net foreclosed asset expense increased by $1.0 million or 65% due to the implementation of the non-performing asset reduction strategic initiative to position certain OREO assets for quick sale in the first six months of 2013;

•	Data processing expense increased $222,000 or 21% due to increased online banking usage and the addition of new fraud prevention software for monitoring customer transactions;
•	As anticipated, insurance expense decreased $1.2 million or 53% and professional fees decreased $542,000 or 37%; and
•
Occupancy and equipment expense increased by $85,000 or 6% due to increased rental expenses as a result of our expansion of office space in our downtown location and the new  Mortgage Office at The Shoppes at West Village.

Gutshall noted, “Absent foreclosed asset expense, our operating costs increased only slightly year over year by approximately $300,000, or just 2%.  With our business expansion, including the recent opening of our new Mortgage Office and the planned 2013 opening of our Bonsack Branch, certain operating costs will continue to rise during 2013.   However, we anticipate these increases will be more than offset by a significant reduction in foreclosed asset expense as we implement our non-performing asset reduction strategy.”

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

In Thousands	Year Ended 12/31/12	Year Ended 12/31/11
Net interest income, non tax-equivalent	$25,641	24,310
Less: tax-exempt interest income	(531)	(576)
Add: tax-equivalent of tax-exempt interest income	805	873
Net interest income, tax-equivalent	$25,915	24,607

Forward Looking Statements
Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
In thousands	(Unaudited) 12/31/12	(Audited) 12/31/11
Assets
Cash and due from banks	$9,576	$8,428
Interest-bearing deposits in banks	10,227	22,296
Total cash and cash equivalents	19,803	30,724

Securities available-for-sale	124,220	160,465
Securities held-to-maturity (fair value: 12/31/12: $27,791 12/31/11: $29,723)	26,252	28,770
Loans, net of allowance for loan losses, 12/31/12: $8,060; 12/31/11: $9,650	533,893	498,936
Foreclosed assets	21,364	17,040
Premises and equipment, net	8,291	7,491
Bank owned life insurance	18,206	16,565
Accrued interest receivable	2,434	2,401
Other assets	10,121	11,112
Total assets	$764,584	$773,504

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$24,289	$17,903
Interest-bearing deposits	596,812	612,805
Total deposits	621,101	630,708

Federal funds purchased and securities sold under agreements to repurchase	19,745	18,646
FHLB borrowings	38,000	43,000
Junior subordinated debentures	16,496	16,496
Accrued interest payable	337	533
Other liabilities	4,674	4,008
Total liabilities	700,353	713,391

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 14,419 shares issued and outstanding at December 31, 2012 and 16,019 shares issued and outstanding at December 31, 2011	14,256	15,661
Common stock, no par value; 10,000,000 shares authorized; 4,760,095 shares issued and outstanding at December 31, 2012 and 4,711,123 shares issued and outstanding at December 31, 2011	23,940	23,654
Retained earnings	25,458	20,131
Accumulated other comprehensive income (loss)	577	667
Total shareholders’ equity	64,231	60,113
Total liabilities and shareholders’ equity	$764,584	$773,504

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands	Three Months Ended		Year Ended
	12/31/12	12/31/11	12/31/12	12/31/11
Interest Income:
Interest and fees on loans	$6,910	$6,773	$27,325	$27,733
Interest on securities–taxable	759	915	3,799	4,295
Interest on securities-nontaxable	135	129	531	576
Interest on deposits in banks	9	18	39	84
Total interest income	7,813	7,835	31,694	32,688
Interest Expense:
Interest on deposits	909	1,437	4,251	6,452
Interest on borrowings	449	452	1,802	1,926
Total interest expense	1,358	1,889	6,053	8,378
Net interest income	6,455	5,946	25,641	24,310
Provision for loan losses	451	(201)	398	224
Net interest income after provision for loan losses	6,004	6,147	25,243	24,086

Noninterest Income:
Service charges on deposit accounts	436	354	1,599	1,403
Mortgage fee income	224	126	688	301
Brokerage fee income, net	113	111	768	450
Realized gain on sale of securities	1,033	0	1,191	1,017
Other income	273	230	1,044	838
Total noninterest income	2,079	821	5,290	4,009

Noninterest Expense:
Compensation expense	2,885	2,201	10,840	9,188
Occupancy and equipment expense	455	375	1,630	1,545
Data processing expense	405	286	1,294	1,072
Insurance expense	227	259	1,077	2,283
Professional fees	158	185	908	1,450
Foreclosed asset expense, net	1,699	388	2,616	1,582
Other operating expenses	753	667	3,143	3,055
Total noninterest expense	6,582	4,361	21,508	20,175
Income before income taxes	1,501	2,607	9,025	7,920

Income tax expense	237	806	2,536	2,232
Net income	$1,264	$1,801	$6,489	$5,688
Preferred dividends and accretion of discounts on warrants	252	242	986	968
Net income available to common shareholders	$1,012	$1,559	$5,503	$4,720

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	Three Months Ended		Year Ended
	12/31/12	12/31/11	12/31/12	12/31/11

PER COMMON SHARE
Earnings per share – basic	$0.21	$0.33	$1.16	$1.00
Earnings per share – diluted	$0.21	$0.33	$1.14	$1.00
Book value			$10.38	$9.29

FINANCIAL RATIOS
Return on average assets	0.65%	0.94%	0.83%	0.73%
Return on average shareholders’ equity	7.76%	12.13%	10.31%	9.88%
Net interest margin (FTE)1	3.63%	3.35%	3.57%	3.39%
Efficiency - Consolidated	75.75%	63.07%	68.20%	69.76%
Net charge-off to average loans	0.17%	0.03%	0.38%	0.31%
Total risk based capital – Consolidated			14.77%	14.64%
Total risk based capital – Bank only			14.46%	13.87%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$9,650	$11,003
Provision for loan losses			398	224
Charge-offs			(2,015)	(1,647)
Recoveries			27	70
Ending balance			$8,060	$9,650

ASSET QUALITY RATIOS
Nonperforming assets to total assets			4.20%	3.62%
Allowance for loan losses to total loans			1.49%	1.90%
Allowance for loan losses to nonaccrual loans			112.2%	111.7%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
90 days past due			$401	$4
Nonaccrual			7,185	8,638
Troubled Debt Restructuring			3,201	2,305
Foreclosed assets			21,364	17,040
Total nonperforming assets			$32,151	$27,987

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets.  The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”